EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of The AppleTree Companies, Inc.
Norfolk, Virginia


We consent to the incorporation by reference in the registration statements of The AppleTree Companies, Inc. (the "Company") on Form S-8 (File No. 33-91040 and 33-91490), of our report which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated December 16, 1996 on our audits of the consolidated financial statements of the Company as of September 1, 1996 and September 3, 1995 and for the fifty-two weeks ended September 1, 1996 and for the fifty-three weeks ended September 3, 1995, which report is included in this Annual Report on Form 10-KSB.




                                     /s/ COOPERS & LYBRAND, L.L.P.
Virginia Beach, Virginia
December 16, 1996